EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Atna Resources Ltd. (the “Registrant”) of our report dated March 20, 2007 with respect to the consolidated balance sheet of the Registrant as of December 31, 2006 and 2005 and the related statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2006, which appear in Exhibit 15.2 to the Registrant’s annual report on Form 20-F and amendments thereto for the year ended December 30, 2006 filed on March 30, 2007 and January 4, 2008, respectively.

“De Visser Gray LLP”

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Chartered Accountants

Vancouver, British Columbia

March 17, 2008